Exhibit 2.3

COMMON STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 7th, 2022 (the “Closing Date”), is made by and between John Masters (“Seller”) and Mullen Automotive, Inc., a Delaware corporation (“Purchaser”).

WHEREAS, Seller is a record owner of shares of common stock, $0.001 par value per share (“Common Stock”), of Bollinger Motors, Inc., a Delaware corporation (the “Company”); and

WHEREAS, Seller desires to sell to Purchaser 10,530 shares of Common Stock in the Company (the “Shares”), and Purchaser desires to purchase the Shares on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, reference is hereby made to that certain Common Stock Purchase Agreement dated as of the date hereof between the Company, Seller and Purchaser (the “Main Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Main Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and other valuable consideration herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1.            Purchase and Sale of the Shares. Seller hereby sells, transfers, conveys, assigns and delivers to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, on the date hereof, all of Seller’s right, title and interest in and to the Shares.

Section 2.            Purchase Price. As consideration for the transaction contemplated in this Agreement, Purchaser shall pay and deliver to Seller (a) an aggregate amount of $$1,207,883 in cash (the “Cash Consideration”), and (b) the Share Consideration (as defined below). The Cash Consideration and the Share Consideration are collectively referred to herein as the “Purchase Price”. Payment of the Share Consideration shall be effected by the delivery of certificates representing the Share Consideration deliverable to the Seller within thirty (30) days after Closing.

(a)         Closing Payment. On the Closing Date, the Purchaser will pay $402,628 to the Seller.

(b)        Immediately prior to the Closing, the Purchaser shall deposit $805,255 of the Cash Consideration with the Escrow Agent to be held in a cash escrow account (the “Cash Escrow Account”) pursuant to the terms of the Cash Escrow Agreement. The $805,255 deposited into the Cash Escrow Account will be automatically released, without any right to offset or claim, to the Seller pursuant to the Cash Escrow Agreement and in accordance with Schedule I hereto.

(c)         As used herein, “Share Consideration” shall mean a number of shares of Purchaser’s common stock, par value $0.001 per share (“Purchaser Stock”), in an amount, rounded down to the nearest whole number, determined by dividing $1,658,826 by a price per share equal to the five (5) trading day volume weighted average price (which shall be determined for any trading day (or any trading period) via a Bloomberg Terminal) of Purchaser Stock for the five (5) trading day period ending two (2) days prior to the date hereof.

Section 3.            Representations and Warranties of Seller. As an inducement to Purchaser to enter into and perform its respective obligations under this Agreement, and in consideration of the covenants of Purchaser contained herein, Seller hereby represents and warrants to Purchaser that:

(a)         Seller is a natural person and has the legal right, capacity and authority to execute and deliver this Agreement and to perform Seller’s obligations hereunder.

(b)         Seller has duly authorized, executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally, from time to time in effect.

(c)         The execution, delivery and performance by Seller of this Agreement and the consummation of the transaction contemplated hereby, will not (i) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any person, entity, court or governmental body or agency, (ii) conflict with or result in a violation of or constitute a default under, any material contract, agreement, instrument, license or permit to which Seller is a party or is bound, or (iii) conflict with or result in the violation of any applicable material law, statute, judgment, order, rule or regulation of any court, arbitrator, governmental authority or regulatory agency having jurisdiction over Seller or to which Seller is subject or by which Seller is bound.

(d)         Seller is the record and beneficial owner of the Shares and has good and valid title to the Shares, free and clear of all liens, encumbrances, equities or adverse claims. Purchaser will acquire good and marketable title to the Shares free and clear of all liens, encumbrances, equities or adverse claims.

(e)         Seller acknowledges that it is not relying upon any representation or warranty made by Purchaser not set forth in this Agreement.

(f)         Seller acknowledges that it has conducted such review and analysis of the business, assets, condition, operations and prospects of the Purchaser that Seller considers sufficient for purposes of the receipt of the Purchaser Stock.

(g)         No broker, finder or investment banker has been retained or engaged on behalf of the Seller or is entitled to any brokerage, finder’s or other fee, compensation or commission in connection with the transactions contemplated by this Agreement.

(h)         The Seller is selling the Common Stock for the Seller’s own account only and not with a view to, or for sale in connection with, a distribution of the Common Stock within the meaning of the Securities Act of 1933, as amended.

(i)          At no time has the Seller presented Purchaser or any other party with or solicited Purchaser or any other party through any publicly issued or circulated newspaper, mail, radio, television, internet or other form of general advertisement or solicitation in connection with the transfer of the Company Stock.

(j)          The Share Consideration being acquired by Seller hereunder is being acquired for Seller’s own account, for the purpose of investment and not with a view to or for sale in connection with any public resale or distribution thereof in violation of applicable securities laws. Seller is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and is knowledgeable, sophisticated and experienced in business and financial matters, and it fully understands the limitations on the ownership and sale, transfer or other disposition of the Share Consideration. Seller is able to bear the financial risk of its investment in the Share Consideration and is able to afford the complete loss of such investment. Seller has been afforded access to information about Purchaser and its financial condition and business, sufficient to enable Seller to evaluate its investment in the Share Consideration. Seller understands that the Share Consideration may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law.

(k)         Seller understands that Purchaser may possess and may hereafter possess certain non-public information concerning the Purchaser and its Affiliates that may or may not be independently known (all such non-public information, the “Purchaser Non-Public Information”) to Seller. Seller is entering into this Agreement notwithstanding that Seller is aware of the foregoing and that certain Purchaser Non-Public Information may exist, and that it has not been disclosed by Purchaser to Seller, and Seller confirms and acknowledges that neither the existence of the Purchaser Non-Public Information, nor the substance of it, nor the fact that it has not been disclosed by Purchaser to Seller is material to Seller or to its determination to enter into this Agreement, except in the case of Fraud. “Affiliate” means, with respect to any specified person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with such person, including, without limitation, any general partner, managing member, officer, director or trustee of such person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

Section 4.            Representations and Warranties of Purchaser. As an inducement to Seller to enter into and perform Seller’s obligations under this Agreement, and in consideration of the covenants of Seller contained herein, Purchaser hereby represents and warrants to Seller that:

(a)         Purchaser is a (i) a corporation duly incorporated, validly existing and in good standing under the laws of its state of formation and (ii) has the requisite power, legal right and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b)        All corporate action required to be taken in order to authorize Purchaser to enter into this Agreement and to consummate the transaction contemplated herein, including issuing the Share Consideration, has been taken. Purchaser has executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally, from time to time in effect.

(c)         The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transaction contemplated hereby, will not (i) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any person, entity, court or governmental body or agency, (ii) conflict with or result in a violation of or constitute a default under, any material contract, agreement, governing document, instrument, license or permit to which Purchaser is a party or is bound, or (iii) conflict with or result in the violation of any applicable material law, statute, judgment, order, rule or regulation of any court, arbitrator, governmental authority or regulatory agency having jurisdiction over Purchaser or to which Purchaser is subject or by which Purchaser is bound.

(d)         The Shares being acquired by Purchaser hereunder are being acquired for its own account, for the purpose of investment and not with a view to or for sale in connection with any public resale or distribution thereof in violation of applicable securities laws. Purchaser is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act, and is knowledgeable, sophisticated and experienced in business and financial matters, and it fully understands the limitations on the ownership and sale, transfer or other disposition of the Shares. Purchaser is able to bear the financial risk of its investment in the Shares and is able to afford the complete loss of such investment. Purchaser has been afforded access to information about the Company and its financial condition and business, sufficient to enable Purchaser to evaluate its investment in the Shares. Purchaser understands that the Shares may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law.

(e)         Purchaser acknowledges that it is not relying upon any representation or warranty made by Seller not set forth in this Agreement. Purchaser acknowledges that it has conducted such review and analysis of the business, assets, condition, operations and prospects of the Company that Purchaser considers sufficient for purposes of the purchase of the Shares.

(f)         No broker, finder or investment banker has been retained or engaged on behalf of the Purchaser or is entitled to any brokerage, finder’s or other fee, compensation or commission in connection with the transactions contemplated by this Agreement.

(g)        Purchaser understands that Seller may possess and may hereafter possess certain non-public information concerning the Company and its Affiliates that may or may not be independently known (all such non-public information, the “Company Non-Public Information”). Purchaser is entering into this Agreement notwithstanding that Purchaser is aware of the foregoing and that certain Company Non-Public Information may exist, and that it has not been disclosed by Seller to Purchaser, and Purchaser confirms and acknowledges that neither the existence of the Company Non-Public Information, nor the substance of it, nor the fact that it has not been disclosed by Seller to Purchaser is material to Purchaser or to its determination to enter into this Agreement, except in the case of Fraud.

(h)         The Share Consideration, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions, if any, on transfer contained herein or in any applicable state and federal securities laws and liens or encumbrances created by or imposed by the Seller. Assuming the accuracy of the representations of the Purchaser in Section 3 of this Agreement and, the Share Consideration will be issued in compliance with all applicable federal and state securities laws.

Section 5.            Seller Waiver and Release.

(a)         Seller hereby irrevocably waives any and all rights, remedies and claims it would or could have, or may hereafter have, against Purchaser or any of its directors, officers, employees, Affiliates or successors (collectively, the “Purchaser Releasees”) solely arising out of the non- disclosure of any Purchaser Non-Public Information or the fact that the Purchaser Non-Public Information has not been disclosed to him, except in the case of Fraud; provided, however, that the foregoing shall not waive any rights or remedies existing as a result of Purchaser’s breach of any representations and warranties and covenants herein, or in the case of Fraud.

(b)        Seller, for himself and his heirs, representatives or successors and/or assigns, hereby forever releases, discharges and dismisses any and all claims, rights, causes of action, suits, obligations, debts, demands, agreements, promises, liabilities, controversies, costs, expenses, fees, or damages of any kind, whether known or unknown, accrued or not accrued, foreseen or unforeseen or matured or not matured, that it ever had, now has, can have, or shall or may hereafter have (including, but not limited to, any and all claims alleging violations of federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise), whether directly, derivatively, representatively or in any other capacity, against the Purchaser Releasees (collectively, “Claims”), which are based upon, arise from or involve the existence or substance of the Purchaser Non-Public Information or the fact that the Purchaser Non-Public Information has not been disclosed to it, except in the case of Fraud; provided, however, that the foregoing shall not waive any rights or remedies existing as a result of Purchaser’s breach of any representations and warranties and covenants herein, or in the case of Fraud.

Section 6.            Purchaser Waiver and Release.

(a)         Purchaser hereby irrevocably waives any and all rights, remedies and claims it would or could have, or may hereafter have, against Seller or any of his heirs, representatives and/or successors (collectively, the “Seller Releasees”) solely arising out of the non-disclosure of any Company Non-Public Information or the fact that the Company Non-Public Information has not been disclosed to it except in the case of Fraud; provided, however, that the foregoing shall not waive any rights or remedies existing as a result of Seller’s breach of any representations and warranties and covenants herein or in the case of Fraud.

(b)        Purchaser, for itself, representatives or successors and/or assigns, hereby forever releases, discharges and dismisses any and all Claims, which are based upon, arise from or involve the existence or substance of the Company Non-Public Information or the fact that the Company Non-Public Information has not been disclosed to Purchaser, except in the case of Fraud; provided, however, that the foregoing shall not waive any rights or remedies existing as a result of Seller’s breach of any representations and warranties and covenants herein, or in the case of Fraud.

Section 7.            Indemnity. The representations, warranties and covenants contained in this Agreement shall survive until the applicable statute of limitations has expired.

(a)         The Seller (the “Indemnifying Party”) hereby agrees to indemnify, defend and hold harmless the Purchaser, the Company and their respective partners, members, directors, officers, employees, agents and Affiliates (collectively, the “Indemnified Parties”) against any and all losses, expenses, damages, injuries, judgments, claims, liabilities and costs (including without limitation reasonable attorneys’ fees and costs and the reasonable costs of enforcing this indemnity) (collectively, “Damages”) arising from or relating to any inaccuracy in any representation or warranty of such Indemnifying Party or any breach by such Indemnifying Party of any covenant, acknowledgement, undertaking or agreement set forth herein; provided, however, that in no event shall any Indemnifying Party be liable for any Damages hereunder in excess of the Purchase Price received by such Indemnifying Party as set forth herein.

(b)         If an Indemnified Party seeks indemnification under this Agreement, it shall promptly notify the Indemnifying Party of the assertion of any claim, or the commencement of any action, suit or proceeding by any third party, in respect of which indemnity may be sought hereunder for Damages and will give the Indemnifying Party such information with respect thereto, as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder except to the extent that the Indemnifying Party has suffered actual prejudice by such failure. The Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within twenty (20) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any claim, action, suit or proceeding by a third party in respect of which indemnity may be sought hereunder (a “Third-Party Claim”), to assume the defense with counsel acceptable to the Indemnified Party and to control the settlement of any such Third-Party Claim that (i) involves (and continues to involve) solely money damages or (ii) involves (and continues to involve) claims for which money damages are the primary claims asserted by the third party and claims for equitable relief are incidental to the claims for money damages, and where (in the case of clause (ii)) defense of the claim by the Indemnifying Party will not materially harm the Indemnified Party. The Indemnified Party shall assume the defense and control the settlement of any Third-Party Claim which the Indemnifying Party does not assume within the period described above or which is not of a type that may be assumed by the Indemnifying Party hereunder. The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in but not control, at its own expense, the defense of any Third-Party Claim that the other is defending, as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably delayed, withheld or conditioned). The Indemnifying Party shall not, without the Indemnified Party’s prior written consent, enter into any compromise or settlement that (A) commits the Indemnified Party to take, or to forbear to take, an action or (B) does not provide for a complete release by such third party of the Indemnified Party. The Indemnified Party shall have the sole and exclusive right to settle any Third-Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third-Party Claim involves equitable or other nonmonetary relief against the Indemnified Party. The Indemnified Party shall have the right to settle any Third-Party Claim involving money damages for which the Indemnifying Party has not assumed the defense pursuant to this Section 7(b) with the written consent of the Indemnifying Party (which consent shall not be unreasonably delayed, withheld or conditioned).

Section 8.            Standstill. So long as any Seller owns at least 5% of Purchaser Stock, such Seller shall not, without the prior written consent of the board of directors of Purchaser, acquire any additional Purchaser Stock or any other securities in Purchaser which have voting rights or are convertible into Purchaser Stock or other security in Purchaser which have voting rights.

Section 9.            Restrictive Legend. Purchaser acknowledges that the Shares shall, at all times following Purchaser’s receipt thereof, be subject to the legends, if any, as set forth in the Company’s Amended and Restated Stockholders Agreement, dated as of the date hereof, by and among the Company and the stockholders of the Company named therein.

Section 10.          Rule 144. The Purchaser agrees that following the Closing, it will use commercially reasonable efforts to assist the Seller in connection with Seller’s efforts to sell any Purchaser Stock under Rule 144 of the Securities Act of 1933.

Section 11.          Miscellaneous.

(a)         Expenses. Each party hereto shall pay all of its own fees, costs and expenses incurred or to be incurred in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

(b)         Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that neither party shall assign its rights or obligations under this Agreement to any other person without the prior written consent of the other party. No assignment of this Agreement or of any rights hereunder shall relieve the assigning party of any of its obligations or liabilities hereunder.

(c)         Further Assurances. At any time and from time to time from and after the date hereof, Seller and Purchaser will, at the request and expense of another party hereto, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and other documents and perform or cause to be performed such acts and provide such information, as may reasonably be required to evidence or effectuate the sale, conveyance, transfer, assignment and delivery to Purchaser of the Shares or for the performance by Seller or Purchaser of any of their other respective obligations under this Agreement.

(d)         Seller’s Representative.

1.	By the adoption of this Agreement, and by receiving the benefits thereof, including any consideration payable hereunder, the Seller shall be deemed to have approved Robert Bollinger as the seller’s representative (“Seller’s Representative”) as of the consummation of this Agreement (the “Closing”) for all purposes in connection with this Agreement and any related agreements. The Seller’s Representative shall thereupon be authorized to (i) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any other documents, instruments and/or agreements, (ii) serve as the named party with respect to any claims hereunder on behalf of each of the Sellers, (iii) grant any consent or approval on behalf of the Seller under this Agreement and any ancillary agreement and make all other elections or decisions contemplated by this Agreement and any ancillary agreement, (iv) defend, negotiate, agree to, enter into settlements and compromises of, and comply with orders and awards of courts with respect to, claims against a Seller, (v) defend, negotiate, agree to, enter into settlements and compromises of, and comply with orders and awards of courts with respect to, or any claims or disputes related to this Agreement on behalf of a Seller, (vi) give and receive on behalf of the Sellers any and all notices from or to any Seller pursuant to this Agreement or any ancillary agreement and (vii) amend, modify or supplement this Agreement and any ancillary agreement in each such Seller’s name, place and stead, as if such Seller had personally done such act, and, the Seller’s Representative hereby accepts such appointment. The death, incapacity, insolvency or bankruptcy of Seller shall not terminate such appointment or the authority and agency of the Seller’s Representative. The power-of-attorney granted in this Section 11(d)(1) is coupled with an interest and is irrevocable. In the event the Seller’s Representative becomes unable to perform his responsibilities hereunder or resigns from such position, a successor Seller’s Representative shall be elected by the Sellers receiving a majority of the consideration received by Seller on the Closing Date.

2.	The Seller’s Representative will incur no liability in connection with his services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Seller’s Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Seller shall indemnify the Seller’s Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Seller’s Representative, the Seller’s Representative will reimburse the Sellers the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Seller’s Representative from any other funds that become payable to the Seller under this Agreement at such time as such amounts would otherwise be distributable to the Seller; provided, that while the Seller’s Representative may be paid from the aforementioned sources of funds, this does not relieve the Seller from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Seller’s Representative be required to advance its own funds on behalf of the Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Seller set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Seller’s Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Seller’s Representative or the termination of this Agreement.

3.	Following Closing, Purchaser shall be entitled to rely exclusively upon any communication or instruction given or other action taken by the Seller’s Representative on behalf of the Seller pursuant to this Agreement and the ancillary agreements, and shall not be liable for any action taken or not taken in good faith reliance on a communication or other instruction from the Seller’s Representative on behalf of the Seller.

(e)         Notices. Any notice or other communication given hereunder shall be deemed sufficient if in writing and sent by registered or certified mail, return receipt requested, international courier or delivered by hand against written receipt therefor, or by facsimile transmission and confirmed by telephone, at the addresses set forth in the records of the Company, or such other address as may be furnished to the other parties as herein provided. Unless otherwise expressly provided herein, notices shall be deemed to have been given on the date of mailing, except notice of change of address, which shall be deemed to have been given when received.

(f)          Entire Agreement. This Agreement and any ancillary agreement referenced herein contain the entire agreement and understanding of the parties with respect to the subject matter hereof, and no other representations, promises, agreements or understandings regarding the subject matter hereof shall be of any force or effect unless in writing, executed by the party to be bound thereby and dated on or after the date hereof.

(g)         Modifications and Waivers. No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing, dated subsequent to the date hereof and signed by Purchaser and Seller. No waiver of any breach, term or condition of this Agreement by either party shall constitute a subsequent waiver of the same or any other breach, term or condition.

(h)         Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(i)          GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THEREOF.

(j)          JURISDICTION; VENUE. THE PARTIES AGREE THAT ALL DISPUTES, LEGAL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN A STATE OR FEDERAL DISTRICT COURT LOCATED IN THE STATE OF DELAWARE (COLLECTIVELY THE “DESIGNATED COURTS”). EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS. NO LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY OTHER FORUM. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL CLAIMS OF IMMUNITY FROM JURISDICTION AND ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY DESIGNATED COURT, INCLUDING ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT OR PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE. EACH OF THE PARTIES ALSO AGREES THAT DELIVERY OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT TO A PARTY HEREOF IN COMPLIANCE WITH SECTION 11(j) OF THIS AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN A DESIGNATED COURT WITH RESPECT TO ANY MATTERS TO WHICH THE PARTIES HAVE SUBMITTED TO JURISDICTION AS SET FORTH ABOVE.

(k)         Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

(l)          Headings; Interpretation. The headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context requires otherwise, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms. For purposes of this Agreement,

[signature page follows]

IN WITNESS WHEREOF, the undersigned have entered into this Stock Purchase Agreement as of the date first above written,

SELLER:

By:	/s/ John Masters
John Masters

PURCHASER:

MULLEN AUTOMOTIVE, INC.

By:	/s/ David Michery

Name:	David Michery
Title:	Chief Executive Officer

Schedule I

$201,314 to be released before the fifth Business Day of November 2022

$201,314 to be released before the fifth Business Day of February 2023

$201,314 to be released before the fifth Business Day of May 2023

$201,313 to be released before the fifth Business Day of August 2023

Total of $805,255